law or the SEC to disclose. Landlord and tenant further expressly agree that there shall be no press releases or other publicity originated by the parties hereto, or any representatives thereof, concerning the subject Amendment transaction, without the prior written consent of both parties, not to be unreasonably withheld, conditioned or delayed. I. Landlord and Tenant each (i) have agreed to permit the use from time to time, where appropriate, of facsimile or other electronic signatures in order to expedite the transaction contemplated by this Amendment, (ii) intend to be bound by its respective facsimile or other electronic signature, (iii) are aware that the other will rely on the facsimile transmitted or other electronically transmitted signature, and (iv) acknowledge such reliance and waives any defenses to the enforcement of this Amendment and the documents affecting the transaction contemplated by this Amendment based on the fact that a signature was sent by facsimile or electronic transmission only. [SIGNATURES ARE ON FOLLOWING PAGE] IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written. LANDLORD: MORENO KNOX, LLC, a Delaware limited liability company By: SRG Moreno Knox, L.P., a California limited partnership Its: Managing Member By: Regis Contractors, Inc., a California corporation Its: General Partner By: /s/ Peter M. Rooney__________ Name: Peter M. Rooney____________ Title: Vice President______________ TENANT: DECKERS OUTDOOR CORPORATION, a Delaware corporation By: /s/ Thomas A. George____________ Name: Thomas A. George_______________ Title: Chief Financial Officer___________ 1141792.14/OC 298582-00001/6-5-17/bhn/jdc -9-

FIRST AMENDMENT TO STANDARD INDUSTRIAL LEASE (NET)

THIS FIRST AMENDMENT TO STANDARD INDUSTRIAL LEASE (NET) (this "Amendment") is made and entered into as of the 6th day of June, 2017 ("Effective Date"), by and between **MORENO KNOX, LLC**, a Delaware limited liability company ("Landlord"), and **DECKERS OUTDOOR CORPORATION**, a Delaware corporation ("Tenant").

RECITALS

A. Landlord and Tenant are parties to that certain Standard Industrial Lease (Net) dated December 5, 2013 (the "Lease"), for the Term that commenced on December 1, 2014 (the "Original Premises Commencement Date"), and is set to expire on the Prior Termination Date (as defined below) (the "Original Lease Term"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 794,447 square feet (the "Original Premises"), which consists of the entire building located at 17791 Perris Boulevard, Moreno Valley, CA 92551 (the "Building"), which Building is part of the project consisting of approximately 71.29 acres commonly known as Vantage Pointe Logistics Center (the "Project").

B. Tenant has requested that additional space containing approximately 736,497 square feet (subject to adjustment pursuant to the measurement provisions in Paragraph V below) described as shown on **Exhibit A** hereto (the "Expansion Space") be added to the Original Premises and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions set forth in this Amendment. The Expansion Space shall be an addition to the Building in accordance with the terms and conditions hereof.

C. The Lease by its terms shall expire on March 31, 2025 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. **Expansion.** Effective as of July 1, 2018 (the "Expansion Rent Commencement Date"), (a) the Premises, as defined in the Lease, is increased from approximately 794,447 square feet to 1,530,944 square feet (subject to adjustment pursuant to the measurement provisions in Paragraph V below) by the addition of the Expansion Space, and from and after the Expansion Rent Commencement Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease, and (b) the Building, as defined in the Lease, shall be deemed the Building, as expanded by the Expansion Space pursuant to this Amendment. Landlord and Tenant acknowledge and agree that the Expansion Rent Commencement Date is not subject to adjustment due to a delay in Substantial Completion of the Improvements, but Landlord's failure to meet the scheduled dates for the Milestones (subject to force majeure and/or Tenant Delays, as defined in Paragraph 8 of the Work Letter Agreement attached hereto as **Exhibit B**) will result in rent abatement Milestone Penalties as further set forth in Section 7.2 of the Work Letter Agreement. The Term for the Expansion Space shall commence on the Expansion Rent Commencement Date and end on the Extended Termination Date (as hereinafter defined). That portion of the Term commencing on the Expansion Rent Commencement Date and ending on the Extended Termination Date shall be referred to herein as the "Expansion Term". The Expansion Space is subject to all the terms and conditions of the Lease (including, but not limited to Paragraph 8(b) of the Lease) except as expressly modified in this Amendment and except that (a) Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises and the Expansion Space except as expressly provided for in this Amendment, and (b) nothing in this Amendment modifies Landlord's obligations regarding any improvements or work that is required to be completed by Landlord as a result of any repair, replacement, restoration or maintenance obligations of Landlord under Paragraph 12 (Utilities; Interruptions), Paragraph 13 (Maintenance and Repair), Paragraph 17, (Destruction), **Exhibit** H (Hazardous Materials Addendum), and **Exhibit M** (Exclusions from NNN Charges) of the Lease. Landlord hereby represents and warrants to Tenant that (i) the Project is fully entitled as required by the City of Moreno Valley for the development and construction of the Expansion Space, and (ii) to Landlord's actual knowledge, there are no encumbrances and/or easements in connection with the Project that would adversely affect the construction and/or completion of the Expansion Space, including, but not limited to, the dates and timelines set forth in this Amendment; provided, however, that if any of the foregoing representations and warranties are untrue, Tenant shall have no remedy therefor unless Landlord fails to meet the scheduled dates for the Milestones (subject to force majeure and/or Tenant Delays, as defined in Paragraph 8 of the Work Letter Agreement attached hereto as **Exhibit B**), in which event Tenant's sole remedy will be any applicable rent abatement Milestone Penalties as further set forth in Section 7.2 of the Work Letter Agreement.

II. **Extension.** The Term of the Lease is hereby extended beyond the Original Lease Term for a period of thirty-nine (39) months, and shall now expire on June 30, 2028 (the "Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (i.e., April 1, 2025) (the "Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term". For the avoidance of doubt, the Term of the Lease with respect to both the Original Premises and the Expansion Space shall expire on the Extended Termination Date.

III. **Basic Rent.**

A. **Original Premises Through Prior Termination Date.** The Basic Rent, additional rent and all other charges under the Lease shall be payable in accordance with the terms and conditions of the Lease with respect to the Original Premises through and including the Prior Termination Date, but subject to abatement pursuant to Paragraph IV below.

B. **Original Premises From and After Extension Date.** As of the Extension Date, the schedule of monthly Basic Rent payable with respect to the Original Premises during the Extended Term is the following:

Period	Monthly Rate Per Square Foot	Annual Basic Rent	Monthly Basic Rent
April 1, 2025 – June 30, 2025	$.4300	$4,099,346.52	$341,612.21
July 1, 2025 – June 30, 2026	$.4410	$4,204,213.56	$350,351.13
July 1, 2026 – June 30, 2027	$.4515	$4,304,313.84	$358,692.82
July 1, 2027 – June 30, 2028	$.4515	$4,304,313.84	$358,692.82

All such Basic Rent set forth above with respect to the Original Premises shall be payable by Tenant in accordance with the terms and conditions of the Lease.

C. **Expansion Space From Expansion Rent Commencement Date Through Extended Termination Date.** As of the Expansion Rent Commencement Date, the schedule of Basic Rent payable with respect to the Expansion Space for the Expansion Term is the following:

Period	Monthly Rate Per Square Foot	Annual Basic Rent	Monthly Basic Rent
July 1, 2018 – June 30, 2019	$0.3900	$3,446,805.96	$287,233.83*
July 1, 2019 – June 30, 2020	$0.3900	$3,446,805.96	$287,233.83*
July 1, 2020 – June 30, 2021	$0.4000	$3,535,185.60	$294,598.80
July 1, 2021 – June 30, 2022	$0.4100	$3,623,565.24	$301,963.77
July 1, 2022 – June 30, 2023	$0.4100	$3,623,565.24	$301,963.77
July 1, 2023 – June 30, 2024	$0.4300	$3,800,324.52	$316,693.71
July 1, 2024 – June 30, 2025	$0.4300	$3,800,324.52	$316,693.71
July 1, 2025 – June 30, 2026	$0.4410	$3,897,542.12	$324,795.18
July 1, 2026 – June 30, 2027	$0.4515	$3,990,340.75	$332,528.40
July 1, 2027 – June 30, 2028	$0.4515	$3,990,340.75	$332,528.40

All such Basic Rent for the Expansion Space shall be payable by Tenant in accordance with the terms of the Lease; provided, however that Tenant shall pay Landlord the first (1st) payment of monthly Basic Rent for the Expansion Space upon the full execution and delivery of this Amendment.

*Subject to abatement pursuant to Paragraph IV below.

IV. **Monthly Basic Rent Abatement.** Notwithstanding the Basic Rent schedules under Paragraph III above, the Basic Rent due under the Lease for the Original Premises, and subject to the terms of this Paragraph IV, Basic Rent and NNN Charges shall be abated as follows:

Applicable Space	Charges Abated	Abatement Period
Original Premises	Monthly Basic Rent and NNN Charges	July, 2018 (i.e., one (1) full calendar month)
Expansion Space	Monthly Basic Rent and NNN Charges	August, September and October, 2018 (i.e., three (3) full calendar months)
Expansion Space	Forty-five and two hundred ninety-seven thousandths percent (45.297%) of each of monthly Basic Rent and NNN	November, 2018, through April, 2020, inclusive (i.e., eighteen (18) calendar months)

	Charges	

Landlord agrees to abate Tenant's obligation to pay monthly Basic Rent and/or NNN Charges, as applicable, during the periods indicated above (such months being hereinafter referred to as the "Abatement Period") and the total amount of abated Basic Rent and NNN Charges, which may be variously described as free rent, deferred rent, or rent forgiveness, together with any other financial obligations of Tenant that would otherwise be due under the Lease, as amended by this Amendment (the "Amended Lease") during the Abatement Period shall hereinafter be referred to as the "Abated Amount". During the Abatement Period, Tenant will still be responsible for the payment of any other monetary obligations under the Amended Lease. The Abated Amount shall only be granted provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period. Tenant acknowledges that any default by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time be in default after having been given notice and opportunity to cure and Landlord elects to terminate the Amended Lease as a result of such default, then (a) the total unamortized sum of such Abated Amount, amortized on a straight line basis over the Expansion Term, so conditionally excused shall become immediately due and payable by Tenant to Landlord, (b) the total unamortized sum of the Applied Allowance (as that term is defined in the Work Letter Agreement attached hereto as Exhibit B (the "Work Letter Agreement")) with respect to the Expansion Space Allowance (as defined in the Work Letter Agreement), if any, amortized on a straight line basis over the Expansion Term, so conditionally excused shall become immediately due and payable by Tenant to Landlord, and (c) the total unamortized sum of the Applied Allowance with respect to the Original Premises Allowance (as defined in the Work Letter Agreement), if any, amortized on a straight line basis over the Extended Term, so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, in the event such default is subsequently cured by Tenant, any such remaining Abated Amount and/or Applied Allowance shall be reinstated and made available to Tenant pursuant to the terms and conditions of the Amended Lease as if such default had not occurred. Tenant acknowledges and agrees that nothing in this Paragraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond all applicable notice and cure periods.

Notwithstanding anything in this Amendment to the contrary, Tenant shall have the one-time right, by delivering written notice to Landlord (the "Abatement Conversion Notice") at least thirty (30) days prior to the Expansion Rent Commencement Date, to elect to convert all or a portion of the Abated Amount to a cash payment. In the Abatement Conversion Notice, Tenant shall specifically identify which Abated Amount Tenant would like to convert to a cash payment (the "Converted Amount"). Provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period as of Tenant's delivery of the Abatement Conversion Notice or as of the applicable payment date, then Landlord shall pay to Tenant, within thirty (30) days after Landlord's receipt of the Abatement Conversion Notice, the Converted Amount (such Converted Amount to include NNN Charges which shall be based on the then and actual NNN Charges for the month when the Abated Conversion Notice is received by Landlord). Upon such payment by Landlord to Tenant, such paid Converted Amount shall no longer be available as an Abated Amount as set forth in this Paragraph IV, and shall thereafter be deducted from the portion of the Abated Amount remaining, if any, and Tenant shall thereafter be responsible to pay the applicable monthly Basic Rent and NNN Charges as they become due and payable under the Amended Lease, less any remaining portion of the Abated Amount to be applied to such amounts.

V. **Final Square Footage of the Expansion Space.** Within forty-five (45) days following the completion of the Shell Improvements (as defined in Section 9.1 of the Work Letter Agreement), the Expansion Space shall be measured by Tenant's architect in accordance with the Standard Method for Measuring Floor Area in Industrial Buildings, ANSI/BOMA Z65.2 - 2012 ("BOMA") using the "drip line" methodology which includes measuring to the exterior face of the perimeter walls of the Building. Tenant shall deliver the results of such measurement to Landlord within fifteen (15) days following Tenant's receipt of measurements from Tenant's architect. In the event Landlord disagrees with the square footage as stated by Tenant's architect, then Landlord shall have the right, exercisable within thirty (30) days after the date Tenant provides the square footage pursuant to the measurement, to object to the square footage and to cause the Expansion Space to be measured by Landlord's architect. If Tenant disagrees with Landlord's remeasurement and if a dispute occurs and continues for thirty (30) days following Tenant's receipt of Landlord's architect measurement regarding the final accuracy of such measurements, Landlord and Tenant shall agree and select within ten (10) days following said 30-days upon a mutually acceptable architect with at least 10 years of experience in designing and measuring similar buildings in Riverside County to remeasure the Expansion Space within fifteen (15) days from the time such architect was selected in accordance with BOMA and the determination of such architect shall be binding upon Landlord and Tenant. Landlord and Tenant shall each be responsible for the cost of their chosen architect and the cost of the mutually selected architect, if applicable, shall be borne by Landlord and Tenant equally. In the event that the foregoing measurement determines that the square footage of the Expansion Space is different by at least 1,000 square feet from the square footage set forth in the Amended Lease, then all amounts, percentages and figures appearing or referred to in the Amended Lease based upon such incorrect amount (including, without limitation, the amount of the "rent" and the abated amounts set forth in Paragraphs III and IV above) shall be modified in accordance with such determination. If such

determination is made, it will be confirmed in writing by Landlord to Tenant within thirty (30) days following such determination.

VI. **Condition of the Original Premises and Expansion Space.**

A. **Condition of Original Premises.** Landlord shall have no obligation whatsoever to alter or improve, or to otherwise fund any improvements to, the Original Premises during the Extended Term (except as expressly set forth in the Work Letter Agreement), and Tenant hereby accepts the Original Premises in its "AS IS" condition as of the Effective Date, but subject to any and all of Landlord's existing obligations to repair and maintain the Original Premises as set forth in the Lease.

B. **Condition of the Expansion Space.** Subject to (i) construction of the Improvements in accordance with the terms of the Work Letter Agreement attached hereto as **Exhibit B**, (ii) any warranties from contractors and/or manufacturers (which shall be assigned to Tenant on a nonexclusive basis), and (iii) any obligations of Landlord to maintain, replace or repair the Expansion Space as expressly set forth in the Amended Lease, by taking possession of any portion of the Expansion Space, Tenant will be deemed to have accepted the Expansion Space in its "AS-IS," "WHERE-IS," with all faults condition on the date of delivery of possession and to have acknowledged that there are no items needing work or repair. Tenant acknowledges that, except as expressly set forth in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Expansion Space or any portions thereof or with respect to the suitability of same for the conduct of Tenant's business or any other business.

VII. **Proposition 13 Protection.** Landlord and Tenant agree that Tenant shall continue to have "Proposition 13 Protection" pursuant to Paragraph 11(c) of the Lease; provided, however, since the Proposition 13 Protection applicable to the Original Lease Term is scheduled to expire on November 30, 2017, said Paragraph 11(c) is hereby amended as follows: (i) all references to "the first thirty-six (36) months" are hereby changed to "the first sixty (60) months", and all references to "Rent Commencement Date" shall mean and refer to December 1, 2017 (based on the Proposition 13 Protection being "reset" to continue on from the date upon which the original thirty-six (36) months of Proposition 13 Protection would have naturally expired), notwithstanding the fact that the Expansion Rent Commencement Date (as defined in this Amendment) does not occur on such date; (ii) all references to "Lease" shall mean and refer to the Amended Lease (as defined in this Amendment); (iii) all references to "Term" shall mean and refer to the Expansion Term (as defined in this Amendment); (iv) the reference to "Shell Improvements (as that term is defined in the Work Letter Agreement)" contained in the second sentence of Paragraph 11(c)(i) shall be replaced with "Shell Improvements (as that term is defined in both the Work Letter Agreement attached to the Lease and the Work Letter Agreement attached to that certain First Amendment to Standard Industrial Lease (Net) dated as of June 6, 2017)"; (v) the reference to "Tenant Improvements" contained in the second sentence of Paragraph 11(c)(i) shall be replaced with "Tenant Improvements (as that term is defined in both the Work Letter Agreement attached to the Lease and the Work Letter Agreement attached to that certain First Amendment to Standard Industrial Lease (Net) dated as of June 6, 2017)"; and (vi) the second sentence of Paragraph 11(c)(ii) is hereby deemed deleted in its entirety. For clarity, notwithstanding anything to the contrary contained in the Amended Lease, the Proposition 13 Protection for the Original Premises shall apply from the Original Premises Commencement Date through the Effective Date of this Amendment, and the Proposition 13 Protection for the combination of the Original Premises and the Expansion Space shall apply from the Effective Date of this Amendment through and including November 30, 2022.

VIII. **Option to Extend.** Landlord and Tenant agree that Tenant shall continue to have the option to extend the Term of the Amended Lease beyond the Extended Termination Date pursuant to Rider 1 attached to the Lease; provided, however, that said Rider 1 is hereby amended as follows: (i) all references to "Lease" shall mean and refer to the Amended Lease (as defined in this Amendment); (ii) all references to "initial Term" shall mean and refer to the Extended Term (as defined in this Amendment); (iii) all references to "500,000 square feet" shall be replaced with "500,000 square feet up to 1,600,000 square feet"; and (iv) Paragraph 2(a) of said Rider shall be deleted and replaced with the following paragraph: "As used in this Paragraph, the word "Options" collectively means, and the word "Option" individually means, the Extension Option pursuant to Paragraph 1 herein, and the Right of First Refusal to Purchase (the Premises) pursuant to Rider 3, all as attached to the Lease.

IX. **Parking.** Commencing on the Expansion Rent Commencement Date, the language contained in Exhibit K of the Lease, but not Schedule "1" to Exhibit K, is hereby deleted and replaced with the following:

"Tenant shall be entitled to the following number of parking stalls (subject to applicable laws and any required governmental approval) based upon the Premises containing 1,530,944 square feet:

- approximately 359 Trailer stalls, and
- approximately 671 Car stalls.

Subject to applicable laws and any required governmental approval, Tenant shall have the right to mark specific parking stalls as "reserved" for Tenant's employees and/or visitors near the entrance to the Premises.

The parking shall be free of charge throughout the Term and any Option Term(s).

Tenant shall be entitled to park trucks/trailers in front Tenant's loading doors at all times."

X. **Emergency Power Generator.** Landlord and Tenant agree that Paragraph 36(g) of the Lease is hereby deleted in its entirety and replaced with this Paragraph X. On or before July 1, 2017, Tenant shall notify Landlord in writing as to whether Tenant has elected to (A) have Landlord install Tenant's Generator (as defined below) as part of the Tenant Improvements (as defined in the Work Letter Agreement) (the "Landlord Generator Installation"), or (B) defer installation of Tenant's Generator, and reserve the right of Tenant to install Tenant's Generator in the future, in accordance with the terms and conditions of the Amended Lease (the "Tenant Generator Installation"). For the purpose of this provision, the "Generator Installation" shall mean and refer to either (x) the Landlord Generator Installation, if Tenant timely elects to have Landlord install Tenant's Generator, or (y) the Tenant Generator Installation, if Tenant elects to defer or otherwise fails to timely notify Landlord of such election. Furthermore, for the purpose of this provision, the "Generator Installer" shall refer to Landlord, in the event of the Landlord Generator Installation, or Tenant, in the event of the Tenant Generator Installation. The Generator Installation shall be performed in accordance with the following:

i) Subject to the terms and conditions set forth in this Paragraph X and Paragraph 14 of the Lease, and subject to the Generator Installer obtaining all necessary governmental permits and approvals based on Tenant's plans and specifications (discussed below), and so long as the same shall not adversely impact any Building systems, the Generator Installer shall install, at Tenant's sole cost and expense, and Tenant shall have the right to operate and maintain, at Tenant's sole cost and expense (subject to application of the Allowance (as defined in the Work Letter Agreement) in the event of a Landlord Generator Installation, with respect to installation only), a maximum 1,000 kilowatt back-up generator ("Tenant's Generator") on the Land near the Building within the area specified on **Exhibit C** hereto which shall not exceed one hundred forty (140) square feet (i.e., a 10' x 14' pad). Tenant shall not be obligated to pay any rental or other recurring charges with respect to the area designated for Tenant's Generator. Landlord shall have the right to review and approve, such review and approval not to be unreasonably withheld, conditioned or delayed, Tenant's plans and specifications for the proposed equipment, including, without limitation, the size, method of installation and visibility of such equipment. The location of Tenant's Generator shall be limited to the area specified on **Exhibit C** attached hereto.

ii) Notwithstanding the foregoing, in no event may the installation of Tenant's Generator involve the installation of an underground storage tank. The above-ground storage tank associated with Tenant's Generator (the "AST") shall not exceed five hundred (500) gallons in capacity, shall be double walled in thickness, shall contain diesel fuel or liquid propane only (to power Tenant's Generator only), and shall employ at a minimum for a diesel powered generator, a double containment system whereby if the first containment system fails, a second containment system shall be present to prevent releases of Hazardous Materials, all in accordance with applicable laws and environmental regulations. For these purposes, a sealed, uncracked concrete slab containment area without drains shall be sufficient (but shall not be the exclusive method) to constitute the second containment system, provided it is large enough to completely contain a release of the maximum volume of Hazardous Materials which could be present in the first containment system. All handling, use, storage and disposal of Hazardous Materials relating to the AST or Tenant's Generator shall be accomplished by Tenant at its sole cost and expense in accordance with this Paragraph X and the terms and conditions of **Exhibit H** of the Lease.

iii) In conjunction with the Generator Installation, subject to Landlord's prior approval of Tenant's plans and specifications, the Generator Installer shall, at Tenant's sole cost and expense (subject to application of the Allowance in the event of a Landlord Generator Installation), install an emergency generator connection on the outside of the Building for the purpose of connecting Tenant's Generator to the Premises and an appurtenant electrical grounding system. Furthermore, the Generator Installer shall, at Tenant's sole cost and expense (subject to application of the Allowance in the event of a Landlord Generator Installation), install conduits from Tenant's Generator to the Premises in accordance with the design and architectural standards for the Building.

iv) So long as Tenant complies with the terms of this Paragraph X with respect to the installation and operation of Tenant's Generator, the AST and associated equipment, Tenant shall not be required to remove Tenant's Generator, the AST and associated equipment upon the expiration or earlier termination of this Amended Lease. If Tenant fails to so comply with the terms of this Paragraph X after receipt of written notice from Landlord and thirty (30) days to cure such failure, prior to or within sixty (60) days following the expiration or earlier termination of the Term of this Amended Lease, Tenant agrees upon Landlord's request to (i) promptly remove from the Project, at its sole cost and expense, Tenant's Generator, the AST and associated equipment (including, at Landlord's request, the slab), if any, and all Hazardous Materials which are brought upon, stored, used, generated or released upon, in, under or about the Premises, the Project or any portion thereof by Tenant or any Tenant Parties in connection with Tenant's Generator or AST, and (ii) return the Premises and the balance of the Building and Project to substantially the condition existing prior to the Generator Installation and the installation of the AST. Tenant shall be solely responsible for complying with any and all laws relating to the AST, Tenant's Generator and all Hazardous Materials associated with either of the same, including, without limitation, all permitting and tank installations, monitoring and removal/closure obligations. For purposes of all laws, Tenant shall be the owner and operator of the AST. Tenant shall be responsible for ensuring compliance by all Tenant Parties with all laws relating to the AST and Tenant's Generator. Any acknowledgment, consent or approval by Landlord of Tenant's use or handling of Hazardous Materials shall not constitute an assumption of risk respecting the same nor a warranty or certification by Landlord that Tenant's proposed use and handling of Hazardous Materials is safe or reasonable or in compliance with all applicable laws.

v) From time to time during the Term and for up to one hundred eighty (180) days thereafter, if required by any government agency, or in the event Landlord has actual knowledge of a Hazardous Materials release at the Premises which resulted from a fuel leak relating to the AST, Landlord may, and upon Landlord's request, Tenant shall, retain a registered environmental consultant ("Consultant") reasonably acceptable to Landlord to conduct an environmental investigation of the Project ("Environmental Assessment") (i) for Hazardous Materials contamination in, about or beneath the Project relative to the AST or Tenant's Generator, and (ii) to assess the activities of Tenant and all Tenant Parties with respect to Tenant's Generator and the AST for compliance with all applicable laws and to recommend the use of procedures intended to reasonably reduce the risk of a release of Hazardous Materials. If the Environmental Assessment discloses any material breach of any applicable laws by Tenant or any Tenant Parties, then the cost thereof shall be the sole responsibility of Tenant, payable as additional rent under this Amended Lease. Otherwise, the costs of the Environmental Assessment shall be the responsibility of Landlord. If Landlord so requires, Tenant shall comply, at its sole cost and expense, with all reasonable recommendations contained in the Environmental Assessment, including any reasonable recommendations with respect to precautions which should be taken with respect to Tenant's or Tenant Parties' activities at the Project relative to the AST or Tenant's Generator or any recommendations for additional testing and studies to detect the presence of Hazardous Materials relative to the AST or Tenant's Generator. Tenant covenants to reasonably cooperate with the Consultant and to allow entry and reasonable access to the AST and Tenant's Generator for the purpose of the Consultant's investigations.

vi) If any cleanup or monitoring procedure is required by any applicable governmental authorities in or about the Project as a consequence of any Hazardous Materials contamination by Tenant or any of Tenant's Parties arising out of Tenant's Generator or AST use, and the procedure for cleanup is not completed (to the satisfaction of all applicable governmental authorities) prior to the expiration or earlier termination of the Term of this Amended Lease (referred to herein as "Tenant's Failure to Clean-Up"), then, without limiting any of Landlord's other rights and remedies contained in this Amended Lease (including, without limitation, any indemnity and restoration obligations of Tenant contained in this Amended Lease), Tenant will additionally be liable for any revenue of Landlord lost to the extent Landlord is precluded from re-leasing the Premises or any other portion of the Project as a result of such contamination.

vii) Subject to Tenant obtaining all necessary governmental permits and approvals, Tenant shall have the right, at Tenant's sole cost and expense, to test Tenant's Generator pursuant to the manufacturer's recommendations, but in no event more than once a week during the Term at a time after normal business hours mutually agreed upon by Landlord and Tenant. Tenant's intended use of Tenant's Generator shall be to provide back-up power should there be for any reason, any interruption in electrical service to the Project, the Building and/or the Premises.

viii) Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from any and all liability, losses, damages, actions or causes of action, judgments, costs and expenses arising in any way from Tenant's operation, maintenance and removal of Tenant's Generator and the AST, or any breach of Tenant's obligations under this Amended Lease with respect to Tenant's Generator and the AST. The representations, warranties and agreements of the Tenant set forth in this Paragraph X shall survive the expiration of the Term or the earlier termination of the Amended Lease for any reason.

ix) Tenant's Generator shall, at Tenant's sole cost and expense (subject to application of the Allowance in the event of a Landlord Generator Installation), be installed by the Generator Installer in a weatherproof, walk-around type, reasonable sound attenuating enclosure. Tenant shall be responsible for all insulation for magnetic or electrical interference from operation of Tenant's Generator as necessary to prevent interference of any kind with equipment or systems operated by other occupants of the Project.

x) The Generator Installer shall, at Tenant's sole cost and expense (subject to application of the Allowance in the event of a Landlord Generator Installation) cause Tenant's Generator to be screened from view in a manner reasonably acceptable to Landlord and comparable and compatible with the improvements and/or landscaping contiguous to such improvements (such as by way of example only with appropriate metal and/or fabric screening, concrete masonry unit block wall fencing or landscaping screening to match adjacent landscaping). All such screening and visible improvements shall be of first class quality and shall be consistent in quality and design with similar improvements and screening in comparable quality office/warehouse projects in the vicinity of the Project. Tenant may elect, as set forth herein, to have such improvements performed by Landlord in connection with the Landlord Generator Installation, and in such case only, such improvements shall be included in the scope of the Tenant Improvements (as defined in the Work Letter Agreement), but subject to Section 9.1 of the Work Letter Agreement. If the use of any parking spaces is lost as a result of the placement of Tenant's Generator in the Common Areas, Tenant's allocation of parking spaces shall be deemed reduced by the number of parking spaces lost as a result of the location of Tenant's Generator and Landlord shall have no liability to Tenant whatsoever for such reduction.

xi) To the extent that the Generator Installation requires modifications to the shell, foundation, or other structural portions of the Building (including, without limitation, the installation of Tenant's Generator upon the roof of the Building), such modifications shall be subject to Landlord's reasonable approval and Tenant shall pay to Landlord within thirty (30) days after demand therefor, all costs and expenses incurred by Landlord in conjunction with such structural modifications.

XI. **California Accessibility Disclosure.** For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to

Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice, Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp mutually designated by Landlord and Tenant and without any testing that would damage the Premises, Building or Project in any way, and (4) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord's repair obligations as set forth in the Lease, including, without limitation, Paragraph 13(b) of the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs incurred by Landlord within fifteen (15) business days after Tenant's receipt of an invoice therefor from Landlord. Nothing herein shall limit Landlord's obligation to perform Landlord's Work in accordance with all applicable code and laws to the extent set forth in the Work Letter Agreement.

XII. **Right of First Refusal**. Landlord and Tenant agree that Tenant shall continue to have the Right of First Refusal pursuant to Rider 3 attached to the Lease; provided, however, that said Rider 3 is hereby amended as follows: (i) in terms of the first sentence of the introductory paragraph of said Rider 3, the reference to "November ___, 2013" is hereby deleted and shall be replaced with "December 5, 2013"; (ii) all references to "Lease" shall mean and refer to the Amended Lease (as defined in this Amendment); (iii) all references to "Expansion Space" shall mean and refer to the Expansion Space (as defined in this Amendment); (iv) in terms of the first sentence of Paragraph 1(c), the reference to "(as defined in Paragraph 1 of Rider 5 attached to the Lease)" is hereby deleted and shall be replaced with "(as defined below)"; and (v) in terms of Paragraph 1(c), the following shall be added to the last sentence of said Paragraph: "The term "Purchase Economic Terms," as used in this Paragraph 1, shall refer to (i) the purchase price payable by Tenant or another party, and (ii) any other material economic terms that are to be accounted for on a final escrow closing/settlement statement.

XIII. **Management Fee**. The last sentence of Paragraph 5(d) of the Lease is hereby deleted and replaced with the following: "The NNN Charges shall include a property management fee (the "Original Premises Management Fee") for the Original Premises (as defined in that certain First Amendment to Standard Industrial Lease (Net) dated as of June 6, 2017), and such Original Premises Management Fee shall not exceed $2,000 per month during the first year of the initial Term of this Lease, and shall not increase more than three percent (3%) per year thereafter. Further, starting on the Expansion Rent Commencement Date, the NNN Charges shall include a separate property management fee (the "Expansion Space Management Fee") for the Expansion Space, and such Expansion Space Management Fee shall not exceed $2,000 per month during the first year of the initial Expansion Term (as defined in that certain First Amendment to Standard Industrial Lease (Net) dated as of June 6, 2017), and shall not increase more than three percent (3%) per year thereafter. As used herein, the "Management Fee" shall mean, collectively, the Original Premises Management Fee and the Expansion Space Management Fee."

XIV. **Miscellaneous.**

A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. Except as set forth in this Amendment, there have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant acknowledges that it has no termination or cancellation options, options to extend (except as provided in the Amended Lease), options to expand, rights of first offer or rights of first refusal (except as provided in the Amended Lease) pursuant to the Lease, all of which are hereby waived and extinguished to the extent they existed as of the date of this Amendment. For the avoidance of doubt, Riders 2, 4 and 5 of the Lease are hereby deemed deleted in their entirety and are of no further force or effect.

B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until both Tenant and Landlord have executed and Landlord has delivered the same to Tenant.

E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F. Except for Cresa ("Tenant's Broker") and Landlord's Broker, as defined below, Tenant hereby represents to Landlord that Tenant has dealt with no other brokers in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers (except for Tenant's Broker and Landlord's Broker) claiming to have represented Tenant in connection with this Amendment. Except for Lee & Associates ("Landlord's Broker") and Tenant's Broker, Landlord hereby represents to Tenant that Landlord has dealt with no other brokers in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers (except for Tenant's Broker and Landlord's Broker) claiming to have represented Landlord in connection with this Amendment. Landlord agrees to pay Tenant's Broker and Landlord's Broker pursuant to a separate agreement.

G. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

H. Landlord and Tenant (and their agents, brokers, vendors, consultants, etc.) agree to keep all information with respect to the transaction contemplated herein strictly confidential between Landlord and Tenant; provided, however, (A) Landlord shall be allowed to disclose the terms of this Amendment to its existing and/or prospective lenders, potential buyers, partners, attorneys, consultants, accountants, agents, employees, real estate and loan brokers and as it might be required by law to disclose, and (B) Tenant shall be allowed to disclose the terms of this Amendment to Tenant's attorneys, accountants, consultants, agents and as it might be required by law or the SEC to disclose. Landlord and tenant further expressly agree that there shall be no press releases or other publicity originated by the parties hereto, or any representatives thereof. concerning the subject Amendment transaction, without the prior written consent of both parties, not to be unreasonably withheld, conditioned or delayed.

I. Landlord and Tenant each (i) have agreed to permit the use from time to time, where appropriate, of facsimile or other electronic signatures in order to expedite the transaction contemplated by this Amendment, (ii) intend to be bound by its respective facsimile or other electronic signature, (iii) are aware that the other will rely on the facsimile transmitted or other electronically transmitted signature, and (iv) acknowledge such reliance and waives any defenses to the enforcement of this Amendment and the documents affecting the transaction contemplated by this Amendment based on the fact that a signature was sent by facsimile or electronic transmission only.

[SIGNATURES ARE ON FOLLOWING PAGE]

law or the SEC to disclose. Landlord and tenant further expressly agree that there shall be no press releases or other publicity originated by the parties hereto, or any representatives thereof, concerning the subject Amendment transaction, without the prior written consent of both parties, not to be unreasonably withheld, conditioned or delayed.

I. Landlord and Tenant each (i) have agreed to permit the use from time to time, where appropriate, of facsimile or other electronic signatures in order to expedite the transaction contemplated by this Amendment, (ii) intend to be bound by its respective facsimile or other electronic signature, (iii) are aware that the other will rely on the facsimile transmitted or other electronically transmitted signature, and (iv) acknowledge such reliance and waives any defenses to the enforcement of this Amendment and the documents affecting the transaction contemplated by this Amendment based on the fact that a signature was sent by facsimile or electronic transmission only.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

MORENO KNOX, LLC,
a Delaware limited liability company

By: SRG Moreno Knox, L.P.,
a California limited partnership
Its: Managing Member

By: Regis Contractors, Inc.,
a California corporation
Its: General Partner

By: /s/ Peter M. Rooney
Name: Peter M. Rooney
Title: Vice President

TENANT:

DECKERS OUTDOOR CORPORATION,
a Delaware corporation

By: /s/ Thomas A. George
Name: Thomas A. George
Title: Chief Financial Officer

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE


EXISTING BUILDING
794,447 SF
BUILDING EXPANSION
736,497 SF
PERRIS VALLEY STORM DRAIN
SITE PLAN

Expansion Space lot size: Approximately 33.15 net acres

EXHIBIT B

WORK LETTER AGREEMENT

This Work Letter Agreement supplements the First Amendment to Standard Industrial Lease (Net) (the "Amendment") to which this Work Letter Agreement is attached. All terms not defined herein shall have the same meanings as set forth in the Amended Lease (as defined in the Amendment).

1. Construction of Shell Improvements and Tenant Improvements.

Landlord, at Landlord's sole cost and expense (except as otherwise specifically set forth herein) shall construct, through its designated contractor (selected pursuant to Paragraph 3.3 hereof), the "Shell Improvements" described on Schedule 1 attached hereto and in accordance with the Shell Building Final Plans (defined below) and the Landlord's Building Specifications also attached hereto in Schedule 1 (collectively the "Shell Specifications"). Landlord and Tenant agree and acknowledge that Landlord's designated contractor is Oltmans Construction ("Landlord's Contractor"). In addition, Landlord shall construct, through Landlord's Contractor, all other portions of the Expansion Space to be occupied by Tenant pursuant to this Amendment and as described herein, as well as certain alterations and improvements in or about the Original Premises (if any) (collectively, the "Tenant Improvements") in accordance with the Tenant Improvements Space Plans and the Tenant Improvements Final Plans (as such terms are defined below). The Shell Improvements and Tenant Improvements are collectively referred to as the "Improvements" and/or "Landlord's Work". All Improvements shall be constructed pursuant to this Work Letter Agreement and shall be performed only by Landlord's Contractor. The Improvements to the Expansion Space described herein shall be substantially the same as the improvements in the Original Premises. For the avoidance of doubt, the Improvements shall constitute an expansion of the existing Building.

2. Plans and Specifications for Shell Improvements and Tenant Improvements.

2.1 The preliminary plans for the Shell Improvements (the "Shell Building Preliminary Plans") are described in the "SRG Moreno Valley Phase Expansion Plan Log" (which log also describes the Tenant Improvement Space Plans (defined below)), attached hereto as Schedule 4 (which log is attached hereto for reference purposes only). All pages of the Shell Building Preliminary Plans have been initialed by Landlord and Tenant. The Shell Building Preliminary Plans were prepared by RGA, Office of Architectural Design ("Landlord's Architect") are hereby approved by Tenant and Landlord and have been submitted to the City of Moreno Valley for approval, which approval process may include comments and proposed modifications (the "City's Plans Check Comments"). Landlord, Landlord's Architect and Tenant shall work diligently and in good faith to address, correct and modify the Shell Building Preliminary Plans as needed to complete the Shell Building Final Plans (as defined below) and to secure all necessary permits from the City of Moreno Valley and any other governmental agency required to construct and complete the Shell Improvements. The final plans for the Shell Improvements (the "Shell Building Final Plans") shall be substantially the same as the Shell Building Preliminary Plans, shall comply with the Silver LEED specifications applicable to the Shell Building (which are separate from and in addition to the Silver LEED specifications for the Tenant Improvements, attached hereto as Schedule 3), and shall be submitted to Tenant for its review and approval, not to be unreasonably withheld, conditioned or delayed so long as the Shell Building Final Plans are materially the same as Shell Building Preliminary Plans. Tenant shall have five (5) business days from the receipt of the Shell Building Final Plans or any modifications thereto to either approve of the same or provide Landlord with Tenant's disapproval of the Shell Building Final Plans or such modifications thereto, stating the reason(s) for such disapproval. Tenant's failure to provide such approval or disapproval within said five (5) business day period shall be deemed Tenant's approval of the Shell Building Final Plans.

2.2 The preliminary space plans for the Tenant Improvements (the "Tenant Improvement Space Plans") described in the "SRG Moreno Valley Phase Expansion Plan Log" attached hereto as Schedule 4 (which log also describes the Shell Building Preliminary Plans) and prepared by RGA, Office of Architectural Design ("Tenant's Architect") are hereby approved by Landlord and have been submitted to the City of Moreno Valley for approval, which approval process may include City's Plans Check Comments. Landlord, Tenant's Architect and Tenant shall work diligently and in good faith to address, correct and modify the Tenant Improvement Space Plans as needed to complete the Tenant Improvement Final Space Plans (as defined below) and to secure all necessary permits from the City of Moreno Valley and any other governmental agency required to construct and complete the Tenant Improvements. The final space plans for the Tenant Improvements (the "Tenant Improvement Final Space Plans") shall be materially the same as the Tenant Improvement Space Plans, shall comply with the Silver LEED specifications applicable to the Tenant Improvements (as noted on Schedule 3 attached hereto) and shall be submitted to Landlord for its review and approval on or before July 1, 2017, such approval not to be unreasonably withheld, conditioned or delayed so long as the Tenant Improvement Final Space Plans comply with the Silver LEED specifications applicable to the Tenant Improvements (as noted on Schedule 3 attached hereto) and do not materially and adversely affect the Shell Improvements, the Delivery Date (as hereinafter defined) and/or the Expansion Rent Commencement Date. Landlord shall have five (5) business days from the receipt of the Tenant Improvement Final Space Plans to either approve of the same or provide Tenant with Landlord's disapproval of the Tenant Improvement Final Space Plans stating the reason(s) for such disapproval; provided, however, Landlord shall not disapprove of the Tenant Improvement Final Space Plans so long as such plans (i) are not materially different from the Tenant Improvement Space Plans, (ii) are in compliance with applicable laws and codes, and (iii) do not adversely affect the Building's systems, Shell Improvements or exterior of the Building. Landlord's failure to provide such approval or disapproval within said five (5) business day period shall be deemed Landlord's approval of the Tenant Improvement Final Space Plans. Once the Tenant Improvement Final Space Plans are approved by Landlord, Landlord shall cause the Tenant Improvement construction drawings to be prepared by Tenant's Architect

based upon the Tenant Improvement Final Space Plans. Tenant shall have five (5) business days from the receipt of the Tenant Improvement construction drawings to either approve of the same or provide Landlord with Tenant's disapproval of the Tenant Improvement construction drawings stating the reason(s) for such disapproval. Tenant shall not unreasonably withhold, condition or delay its approval of the Tenant Improvement construction drawings so long as the same do not materially and adversely affect Tenant's use and/or occupancy of the Expansion Space, and are materially consistent with the Tenant Improvement Final Space Plans. Tenant's failure to provide such approval or disapproval within said five (5) business day period shall be deemed Tenant's approval of the Tenant Improvement constructions and once such construction drawings are approved (or deemed approved), the same shall be hereinafter referred to as the "Tenant Improvement Final Plans". The Shell Building Preliminary Plans and the Tenant Improvement Space Plans may be collectively referred to herein as the "Preliminary Plans" and the Shell Building Final Plans and the Tenant Improvement Final Plans may be collectively referred to herein as the "Final Plans".

2.3 The Final Plans shall clearly specify the Shell Improvements and the Tenant Improvements. Tenant may elect to have, as part of the Tenant Improvements, installation of (a) locker rooms, (b) supplemental HVAC units for Tenant's computer data center and IDF rooms, or other needs, and/or (c) in the event of a Landlord Generator Installation pursuant to Paragraph X of the attached Amendment, Tenant's Generator (as defined in said Paragraph X). If requested by Tenant, the Tenant Improvements shall include (i) Tenant's Generator (in the event of a Landlord Generator Installation pursuant to Paragraph X of the attached Amendment) and (ii) the items listed on Schedule 3 attached hereto, including, but not limited to, shower rooms and changing facilities.

2.4 If the Final Plans or any amendment thereto shall require, as a result of changes requested by Tenant, changes in the Shell Improvements, the increased cost of the Shell Improvements caused by such changes, if any, shall be charged as part of the Work Costs for the Tenant Improvements and/or paid by Tenant to Landlord, and any delay in Substantial Completion resulting from such changes requested by Tenant shall be a Tenant Delay (as defined in Paragraph 8.1). The cost thereof shall include all reasonable architectural and/or engineering fees and expenses, if any, in connection therewith.

2.5 Tenant acknowledges that, unless specifically shown as Landlord's responsibility on the Final Plans, the Tenant Improvements shall not include, and Landlord shall not be responsible for, the design, construction or installation of, various nonstructural items which Tenant may find desirable for the Expansion Space including, without limitation, furniture, trade fixtures, office equipment, telephone, telecommunications and data equipment and systems, plantscaping, artwork or cabling. Tenant may enter the Expansion Space to install these items as provided in, and subject to, Paragraph 6 below and as otherwise set forth in the Amended Lease.

2.6 Landlord's participation in the preparation of the Preliminary Plans, the Final Plans and/or the Work Cost Statement (defined below) in connection with the Tenant Improvements shall not constitute any representation or a warranty that the Tenant Improvements, if built in accordance with the Tenant Improvements Final Plans, will be suitable to Tenant's intended purpose. Landlord's sole obligation shall be to arrange the construction of the Tenant Improvements in accordance the requirements of the Tenant Improvements Final Plans, and any additional costs or expense required for the modification of the Tenant Improvements to more adequately meet Tenant's use, whether during or after construction thereof which are requested by Tenant, shall be borne entirely by Tenant except as otherwise provided in this Work Letter Agreement, including, without limitation, those costs which are Landlord's responsibility pursuant to the last sentence of Paragraph 3.3 below. Landlord agrees to assign to Tenant the benefit of all construction warranties pertaining to the Improvements to the extent they do not relate to those portions of the Improvements for which Landlord is responsible to maintain or repair under the Amended Lease.

3. Allowance for Work and Work Cost.

3.1 Except as provided in Paragraph 2.4 above or 4.2 below, Landlord shall construct the Shell Improvements at Landlord's cost. Tenant shall receive from Landlord (i) an allowance of Three and 50/100 Dollars ($3.50) per square foot of the Expansion Space (the "Expansion Space Allowance") and (ii) an allowance of One and 00/100 Dollars ($1.00) per square foot of the Original Premises (the "Original Premises Allowance"; together with the Expansion Space Allowance, the "Allowance"), which Allowance shall be used solely for Work Costs for the Tenant Improvements, including, but not limited to, the installation of Tenant's Generator (only in the event of a Landlord Generator Installation pursuant to Paragraph X of the attached Amendment) except as set forth in this Amendment. Upon Substantial Completion of the Tenant Improvements, and provided Tenant is not in default beyond any cure period, Tenant shall be entitled to use any of the unused funds of the Allowance toward payment of Tenant's telecommunications cabling, security system, signage, Tenant Generator Installation costs, moving costs, Tenant's furniture, fixtures and equipment, and Basic Rent due from Tenant (in connection with the Original Premises and/or Expansion Space) under the Amended Lease (the "Applied Allowance"); provided, however, if Tenant fails to use or apply any such unused funds of the Allowance on or before that date which is eighteen (18) months following the Expansion Rent Commencement Date, then Tenant shall be deemed to have waived such right and any such unused funds of the Allowance shall revert to Landlord and no longer be available to Tenant. For the avoidance of doubt, subject to the terms of this Paragraph 3.1, Tenant shall be allowed to use the Expansion Space Allowance and the Original Premises Allowance interchangeably for the Expansion Space and the Original Premises.

3.2 As used herein, "Work Costs" mean (i) all out-of-pocket fees and expenses incurred by Landlord in connection with the design, permitting (including, without limitation, water and sewer capacity fees) and construction of the Tenant Improvements, including, without limitation, architectural and engineering fees for the preparation of any plans applicable to the Tenant Improvements, (ii) the actual contractor costs and charges for material and labor, contractor's profit, overhead and general conditions incurred by Landlord in having the Tenant

Improvements constructed in accordance with the Final Plans, (iii) governmental agency plan check, permit and other governmental fees and sales and use taxes, (iv) testing and inspection costs, if any and only if required by law or at Tenant's sole choice or reasonably required by Landlord in accordance with industry standard, (v) any paint touch-up or repair work necessary due to Tenant's move into the Expansion Space, (vi) any increase in the cost of the Shell Improvements due to changes to the Shell Improvements requested by Tenant or necessitated by the Final Plans due to a change by Tenant or any amendment thereto requested by Tenant, and (vii) Tenant's costs in connection with Tenant's project manager (as designated by Tenant), and (viii) all other reasonable costs expended or to be expended by Landlord in the construction of the Tenant Improvements pursuant to the Final Plans.

3.3 Prior to the date hereof, Landlord selected Oltmans Construction to be the general contractor for the Tenant Improvements and Tenant hereby approves of such selection (the "Tenant Improvements Contractor"). Landlord will, on an open-book basis and in conjunction with Tenant, competitively bid (or cause Oltmans Construction to competitively bid) the construction of the Tenant Improvements to a minimum of three (3) subcontractors per each trade based on the lowest price, qualifications and ability to complete the Tenant Improvements in a timely manner. Landlord's written estimate of the Work Costs in connection with the Tenant Improvements shall include a reasonable contingency to allow for changes in the Tenant Improvements and/or other reasonable unforeseen costs and expenses arising after Tenant's approval thereof. Tenant shall either approve the estimate or disapprove specific items and submit to Landlord proposed revisions of Final Plans in connection with the Tenant Improvements to reflect the deletion of and/or substitution for such disapproved items. Any such deletions and/or substitutions to the Final Plans in connection with the Tenant Improvements will be processed in accordance with Paragraph 4 below. Upon Tenant's final written approval of said estimate (such approved estimate to be referred to herein as the "Work Cost Statement"), Landlord shall have the right to purchase special materials requiring extended delivery time as set forth on the Final Plans in connection with the Tenant Improvements and to commence the construction of the items included in the Work Cost Statement. Tenant acknowledges and agrees that the Work Cost Statement is only an estimate of the cost to construct the Tenant Improvements and that any aggregate increase in the Work Costs in connection with the Tenant Improvements above the aggregate amount of the Allowance shall be paid from the Allowance, and thereafter by Tenant to Landlord as part of Tenant's Contribution (defined below). Notwithstanding the foregoing, during the performance of the Tenant Improvements Tenant shall not be responsible for the cost of any change to the Tenant Improvements or the Tenant Improvements Final Plans to the extent such change is required as a result of the Shell Improvements not complying with law or code, or a latent defect in connection with the Shell Improvements.

3.4 The Tenant Improvements Contractor's cost of the Tenant Improvements shall be the sum of the actual cost to the Tenant Improvements Contractor, plus the Tenant Improvements Contractor's fee for profit, overhead and general conditions. The Tenant Improvements Contractor's fee, profit and/or charges in connection with profit and overhead, insurance and general conditions, shall not exceed the following: (a) five percent (5%) for profit and overhead; (b) one percent (1%) for insurance; and (c) Twenty-Nine Thousand Five Hundred Twenty Dollars ($29,520.00) per month for general conditions, but not to exceed One Hundred Eighteen Thousand Eighty Dollars ($118,080.00) unless there is a material change to the scope of the Tenant Improvements that is Tenant's responsibility pursuant to the terms of this Work Letter Agreement. To the extent that the Tenant Improvements are completed prior to the end of a full calendar month, the monthly general conditions amount (i.e., Twenty-Nine Thousand Five Hundred Twenty Dollars ($29,520.00) per month) shall be prorated for such month. Landlord shall not impose any charge of any kind for profit, utilities, security, use of parking, overhead, and supervision or construction management fee in connection with the construction of the Improvements.

3.5 In the event that the Work Cost Statement in connection with the Tenant Improvements exceeds the Allowance or the actual cost to complete the Tenant Improvements exceeds the Allowance, Tenant shall pay the excess (the "Tenant's Contribution") to Landlord (a) within fifteen (15) days of Tenant's delivery of final written approval of the Work Cost Statement (i.e., with respect to any excess estimated at the time the Work Cost Statement is approved by Tenant), or (b) within fifteen (15) days of Tenant's receipt of written request from Landlord (i.e., with respect to any other such excess estimated or actually incurred by Landlord). Landlord will give Tenant periodic reports on estimated and actual Work Costs incurred and Landlord will make Landlord's books and records concerning the Work Costs reasonably available for Tenant's review.

3.6 In addition to the Allowance, Landlord shall provide Tenant with a space planning allowance of $0.15 per square foot of the office area of the Expansion Space (not to exceed $2,500.00) for Tenant to prepare a test fit for the Tenant Improvements.

3.7 If Landlord does not disburse the Allowance to the Tenant Improvements Contractor when due and if such failure continues for thirty (30) days after Landlord's receipt of written notice from Tenant, then so long as Tenant delivers an additional three (3) business days' prior written notice to Landlord specifying that such amount is past due and Tenant is not then in default under the Amended Lease or this Work Letter Agreement, beyond all applicable notice and cure periods set forth in the Amended Lease, Tenant may pay the same and deduct such amount from the Basic Rent next due and owing under the Amended Lease (not to exceed fifty percent (50%) of any monthly installment of Basic Rent and any succeeding monthly installments of Basic Rent until fully satisfied from such offset) together with interest at the rate of eight percent (8%) per annum.

3.8 Tenant hereby acknowledges that, in connection with the Tenant Improvements and/or the Shell Improvements, the Tenant Improvements Contractor and/or Landlord's Contractor (as applicable) will be performing such improvement work during Tenant's occupancy of the Original Premises, and the Tenant Improvements Contractor's and/or Landlord's Contractor's performance of such work shall not be deemed a constructive eviction of Tenant, nor shall Tenant be entitled to any abatement of rent in connection therewith. Tenant agrees to use commercially reasonable efforts to cooperate with Landlord and the Tenant Improvements Contractor and/or

Landlord's Contractor in the Tenant Improvements Contractor's and/or Landlord's Contractor's performance of such work. Landlord hereby agrees to use commercially reasonable efforts not to materially and adversely interfere with Tenant's business operations and use by Tenant of the Original Premises for the uses permitted under the Lease during the construction of the Expansion Space (e.g., the Shell Improvements) and/or the Tenant Improvements.

4. Change Orders.

4.1 Changes to the Final Plans or Shell Specifications shall require the prior written approval of Tenant and Landlord (not to be unreasonably withheld, conditioned or delayed), provided that Landlord shall not need the consent or approval of Tenant (but shall provide prior written notice to Tenant) for changes to the Final Plans or Shell Specifications required due to governmental requirements or an error or omission (collectively the "Unforeseen Changes") in the Final Plans or Shell Specifications. Notwithstanding the foregoing, in the event that Tenant reasonably determines following receipt of Landlord's notice to Tenant that the Unforeseen Changes materially affect or modify the Final Plans and Shell Specifications in a manner that, in Tenant's reasonable judgment, would not be suitable to Tenant, Landlord and Tenant shall work closely and diligently to make changes to the Final Plans and/or Shell Specifications in order to address the Unforeseen Changes and make changes reasonably suitable to Tenant.

4.2 If Tenant desires any change in the Final Plans or Shell Specifications, such changes may only be requested by the delivery to Landlord by Tenant of a proposed written change order specifically setting forth the requested change. Landlord shall have five (5) business days from the receipt of the proposed change order to provide Tenant with Landlord's disapproval of the proposed change stating the reason(s) for such disapproval, or if Landlord approves the proposed change, the following items: (i) a summary of any increase in the work caused by such change (the "Change Order Cost"), and (ii) an estimate of the number of days of any delay caused by such proposed change (the "Change Order Delay"). Landlord's failure to provide such approval or disapproval within said five (5) business day period shall be deemed Landlord's disapproval of same; provided, however, if Landlord shall be deemed to have disapproved the proposed change as stated in this sentence above, Tenant may deliver to Landlord an additional request for Landlord's approval ("Tenant's Additional Change Notice"). In the event Landlord fails to either approve or disapprove such applicable change(s) in accordance with the terms hereof within two (2) business days following Landlord's receipt of Tenant's Additional Change Notice, Landlord shall be deemed to have granted its approval of such applicable change(s). Tenant acknowledges that the Tenant's Additional Change Notice will not be deemed given to Landlord unless the same contains the following language (in at least 12 point, bold face and all capital letters): **"LANDLORD'S FAILURE TO EITHER APPROVE OR DISAPPROVE SUCH CHANGE(S) IN ACCORDANCE WITH THE TERMS OF THE AMENDED LEASE WITHIN TWO (2) BUSINESS DAYS FOLLOWING RECEIPT OF THIS NOTICE MAY RESULT IN LANDLORD BEING DEEMED TO HAVE APPROVED OF SUCH CHANGE(S) PURSUANT TO PARAGRAPH 4.2 OF THE WORK LETTER ATTACHED TO THE FIRST AMENDMENT TO STANDARD INDUSTRIAL LEASE (NET)".** If Landlord is deemed to have approved of any change(s), Landlord shall further be obligated to provide the Change Order Cost and/or Change Order Delay to be within five (5) business days after such deemed approval. Tenant shall then have three (3) business days to approve the Change Order Cost and the Change Order Delay, if any. If Tenant approves these items, Tenant shall pay to Landlord the Change Order Cost within fifteen (15) days after Tenant's approval thereof (which amount shall be held and disbursed as a Tenant's Contribution), and Landlord shall promptly following receipt of such payment execute the change order and cause the appropriate changes to be made. If Tenant fails to respond to Landlord within said three (3) business day period, the Change Order Cost and the Change Order Delay shall be deemed disapproved by Tenant and Landlord shall have no further obligation to perform any work set forth in the proposed change order.

4.3 If Landlord desires any change in the Final Plans or the Shell Specifications, Landlord shall submit a proposed change order to Tenant together with a Change Order Cost and Change Order Delay. Tenant shall have five (5) business days following receipt of the proposed change order to provide Landlord with Tenant's approval or disapproval of the change order, the Change Order Cost and the Change Order Delay, and if Tenant disapproves the proposed change, Tenant shall also state the reason(s) for such disapproval. Tenant's failure to respond within said five (5) business day period shall be deemed Tenant's approval. If Tenant approves these items, Landlord shall execute the change order and cause the appropriate changes to be made, and Landlord shall pay the Change Order Cost with respect to any changes to the Shell Improvements and Tenant shall pay the Change Order Cost with respect to any changes to the Tenant Improvements. Landlord and Tenant agree to work diligently and in good faith to promptly resolve and find reasonable solutions for, and seek the applicable approval, in connection with any change order, the Change Order Cost and the Change Order Delay that is disapproved by Landlord or Tenant pursuant to Paragraphs 4.2 and 4.3 above.

4.4 If a change in the Final Plans or the Shell Specifications is required due to a governmental requirement or an error or omission in the Final Plans or Shell Specifications, Landlord shall deliver to Tenant the change order and, if the change will increase the Work Cost or delay Substantial Completion, Landlord shall also deliver to Tenant the Change Order Cost and/or the Change Order Delay, as applicable. Tenant shall pay to Landlord the Change Order Cost only in connection with the Tenant Improvements within fifteen (15) days after receipt thereof (which amount shall be held and disbursed as a Tenant's Contribution) and Landlord shall, promptly following receipt of such payment, execute the change order and cause the appropriate changes to be made. Notwithstanding the foregoing, Landlord shall be responsible for any Change Order Cost required due to a governmental requirement or an error or omission in connection with the Shell Specifications or the Final Plans for the Shell Specifications, unless such required change by a governmental requirement a result of a change requested by Tenant.

5. Construction.

5.1 Following Tenant's approval of the Work Cost Statement, Tenant's payment of any Tenant's Contribution and receipt by Landlord of all relevant governmental agency approvals and permits, Landlord shall cause Landlord's Contractor to commence the construction of the Improvements. Landlord and/or such general contractor shall have the right to cause all or any portion of such work to be performed by one or more subcontractors. Landlord shall furnish Tenant with a schedule (which schedule shall be updated periodically by Landlord) setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, and Landlord may from time to time during the prosecution of the Improvements modify or amend such schedule due to delays encountered by Landlord; provided, however, that this sentence is not intended to, and shall not, supersede Paragraph 8 below. Landlord shall exercise good faith and diligent efforts to meet such schedule (as the same may be reasonably modified or amended). Landlord shall not be liable for any damages as a result of delays in construction except as otherwise set forth in this Amendment, including in this Work Letter Agreement.

5.2 In connection with the construction of the Improvements, each party shall be entitled to rely upon the other party's construction representative who shall be as follows: Landlord's Construction Representative: Patrick Russell of Sares Regis Group; Tenant's Construction Representatives: David O'Brien of Cresa and/or Angela Ogbechie of Deckers Outdoor Corporation. Each respective construction representative shall have the authority to make binding commitments relative to the Improvements on behalf of the party appointing such construction representative. All inquiries of Tenant pertaining to construction of the Improvements shall be directed in writing to Landlord's Construction Representative and all inquiries of Landlord pertaining to construction of the Improvements shall be directed in writing to either of Tenant's Construction Representatives. A party may designate a substitute construction representative by giving written notice to the other party at any time. Any representatives of Tenant who desire to visit the Expansion Space during construction of the Improvements must obtain the prior consent of Landlord and the general contractor.

5.3 Landlord's Work shall be (i) constructed in a good workmanlike manner, (ii) be delivered to Tenant in good working order and repair, and (iii) delivered in full compliance with all applicable code and laws, including, but not limited to, ADA (disregarding any variances). For the avoidance of doubt, as of the Expansion Rent Commencement Date, the terms of Paragraph 8(b) of the Lease, including, but not limited to, ADA compliance, shall be in full force and effect as to the Expansion Space, subject to Tenant's rights and obligations under Section XI of the Amendment. Following the Substantial Completion of the Improvements, Landlord, at Landlord's cost, shall deliver to Tenant all the CADD drawings in connection with the Improvements.

6. Early Access by Tenant.

Notwithstanding the fact that the Expansion Rent Commencement Date has yet to occur, Landlord agrees to permit Tenant to enter the Expansion Space during the construction of the same (a) for the Materials Handling Consultant Access (as defined below) and (b) upon the Delivery Date in order for Tenant to commence the installation of its equipment, trade fixtures and personal property and commence the operation of its business. Such entry shall be subject to all of the conditions set forth in this Paragraph 6. Such early entry is conditioned upon Tenant and its contractors, employees, agents and invitees (collectively, "Tenant Construction Parties") working in harmony and not materially interfering with Landlord and its contractors. In the event Landlord provides Tenant with notice (written or verbal) that Tenant Construction Parties are materially interfering with Landlord and its contractors, and Tenant fails to cease such material interference within two (2) days following receipt of such notice from Landlord (such two (2) days of interference being deemed a Tenant Delay for all purposes of the Amended Lease), then Landlord may terminate such early entry. Tenant agrees that any such early entry at the Expansion Space is subject to all of the terms and conditions of the Amended Lease, except for those relating to the payment of Basic Rent, NNN Charges and any additional rent and other recurring monetary obligations (as such rent, charges and obligations relate to the Expansion Premises only) which have a specific commencement time, which provisions will become applicable upon the Expansion Rent Commencement Date in accordance with and subject to the terms of this Amended Lease; provided, however, Tenant shall pay for utilities and janitorial/trash services provided to the Expansion Space from and after the Delivery Date.

Landlord, as soon as reasonably possible, shall make the completed portions of the Expansion Space reasonably available to Tenant's materials handling consultant (such consultant to be designated by Tenant) prior to Substantial Completion (but in all events not later than February 15, 2018, subject to force majeure and/or Tenant Delays) (the "Materials Handling Consultant Access") for the purpose of moving into the Expansion Space and installation of Tenant's materials handling equipment, cabling, furniture, fixtures and equipment. Such early entry by Tenant shall be subject to scheduling by Landlord and such reasonable rules and regulations as Landlord may establish in order to minimize any material interference in Landlord's completion of the Improvements. Prior to Tenant's entry, Tenant shall deliver evidence to Landlord that Tenant has obtained the insurance required under the Amended Lease. Tenant shall be responsible for any damage to the Improvements caused by Tenant's entry.

7. Schedule.

7.1 Preparation and approval of the Tenant Improvement Final Space Plans, Tenant Improvement Final Plans and Work Cost Statement shall proceed as indicated below.

	Action	Responsibility	Due Date
(i)	Submission of Tenant Improvement Final Space Plan to Landlord	Tenant	July 1, 2017
(ii)	Delivery of written notice of final approval of Tenant Improvement Final Plan	Tenant	Five (5) business days after Tenant's receipt
(iii)	Delivery of written notice of final approval of Work Cost Statement	Tenant	Seven (7) business days after Tenant's receipt

7.2 In addition to the foregoing, Landlord is required to meet scheduled milestones with respect to the development of the Expansion Space as more particularly described below (the "Milestones"), subject to force majeure and/or Tenant Delays. The Milestones shall be completed by Landlord as follows:

(i) Landlord shall secure a "Grading Permit" from the City of Moreno Valley on or before - **August 1, 2017**,

(ii) Landlord shall secure a "Certified Pad and Building Permit" pursuant to the Construction Documents on or before **October 1, 2017**,

(iii) The Materials Handling Consultant Access is provided on or before **February 15, 2018**, and

(iv) Landlord delivers the Expansion Space to Tenant with Substantial Completion of the Improvements in accordance with Paragraph 9.1 below (the "Delivery Date") on or before **May 15, 2018**.

Landlord hereby agrees to provide Tenant with a written notice confirming the actual Delivery Date within five (5) days after the Delivery Date occurs.

Landlord's failure to meet the scheduled dates for such Milestones (subject to force majeure and/or Tenant Delays, as defined in Paragraph 8 below), will result in rent abatement penalties with respect to the Expansion Space only (the "Milestone Penalties") intended to offset Tenant's damages associated with hold-over rent, temporary space and other adverse conditions due to the delay in reaching such Milestones. Subject to the terms of this paragraph below, the Milestone Penalties shall begin fifteen (15) days following the date any Milestone is missed as follows: one (1) day of Basic Rent and NNN Charges abatement with respect to the Expansion Space only for each day a Milestone is missed beyond the required completion date up to a maximum of ninety (90) days. Notwithstanding the foregoing, so long as Landlord has not missed the Materials Handling Consultant Access (subject to force majeure and Tenant Delays), any Milestone Penalties previously incurred in connection with the Grading Permit and/or the Certified Pad and Building Permit shall be waived by Tenant and Landlord shall not be responsible for such earlier incurred Milestone Penalty. In the event that Landlord is responsible for a Milestone Penalty in connection with the Materials Handling Consultant Access, Landlord shall only be responsible for any Milestone Penalty in connection with the Delivery Date that exceeds the days related to the Milestone Penalty for the Materials Handling Consultant Access (i.e., no double penalties). For example, if the Materials Handling Consultant Access is provided on March 4, 2018 (i.e., 2 days late beyond the 15-day grace period) and the Delivery Date occurs on June 1, 2018 (i.e., also 2 days late beyond the 15-day grace period), then only 2 days of Milestone Penalties shall be deemed to have accrued. However, if the Materials Handling Consultant Access is provided on March 4, 2018 (i.e., 2 days late beyond the 15-day grace period) and the Delivery Date occurs on June 2, 2018 (i.e., 3 days late beyond the 15-day grace period), then 3 days of Milestone Penalties shall be deemed to have accrued.

Notwithstanding the foregoing, if a Milestone is missed by more than ninety (90) days, and/or Landlord fails to deliver the completed Landlord's Work to Tenant as required herein (subject to force majeure and Tenant Delays) on or before August 15, 2018 (the "Outside Date"), then Tenant, at Tenant's sole option and upon no more than thirty (30) days prior written notice to Landlord, shall have the right to take an assignment of Landlord's construction contract(s) and complete the remaining portion of Landlord's Work pursuant to the terms of this **Exhibit B**. If Tenant so elects to complete Landlord's Work on Landlord's behalf as described above and Landlord fails to timely pay any amounts due the contractor pursuant to the applicable construction contract(s), then Tenant shall have the right, upon at least five (5) business days prior written notice to Landlord to deduct all actual documented costs reasonably expended by Tenant plus two and one-half percent (2.5%) of such costs from any Basic Rent due Landlord with respect to the Expansion Space only (not to exceed 50% of any month's Basic Rent with respect to the Expansion Space only), until repaid in full. If Tenant takes an assignment of Landlord's construction contract(s) as described above, (a) as of the effective date of such assignment, Tenant shall be deemed to have assumed all of Landlord's obligations (other than Landlord's payment obligations pursuant to the terms of this Work Letter Agreement) under the construction contract(s) first arising from and after the date of such assignment, and Tenant agrees to perform and to be bound by all of the terms, covenants, conditions and obligations under the construction contract(s), (b) Landlord shall no longer be responsible to perform Landlord's Work pursuant to the terms of this Work Letter Agreement, (c) Tenant shall cause the contractor to diligently complete the Improvements pursuant to the terms of the construction contract(s), (d) Tenant shall not be entitled to modify the Final Plans except in accordance with the terms and conditions of Paragraph 4 of the Work Letter Agreement (i.e., Tenant

acknowledging that any modifications of the Final Plans (unless an Unforeseen Change) shall be deemed a change order requested by Tenant for all purposes of this Work Letter Agreement), (e) under no circumstances shall Landlord be responsible for any portion of the Improvements (including any defects therein) performed subsequent to the effective date of such assignment, (f) Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord and the Landlord Indemnified Parties from any and all claims, actions, liens, liabilities and proceedings arising from Tenant's performance of Landlord's Work, including, without limitation, any default by Tenant under any of the assumed construction contract(s), and (g) Tenant agrees that Landlord will remain an express third party beneficiary of the construction contract(s), with respect to the rights (but not the obligations) afforded to Tenant thereunder, which third party beneficiary status includes, without limitation, the right of Tenant to enforce contractor's defense and indemnity obligations thereunder.

8. Delays.

8.1 If Substantial Completion is delayed as a result of any of the following, such delay shall be a "Tenant Delay":

(i) Tenant's failure to complete any action item which is the responsibility of Tenant on or before the due date specified herein, or

(ii) Tenant's requested changes to the Final Plans that actually cause a delay (regardless of whether such changes are implemented), or

(iii) Any delay caused by Tenant's entry pursuant to Paragraph 6, or

(iv) Any delay of Tenant in making payment to Landlord for Tenant's Contribution, or

(v) Tenant's request for materials, finishes or installations for the Tenant Improvements that are not readily available;

(vi) Tenant's requested changes to the Shell Specifications that actually cause a delay (regardless of whether such changes are implemented); or

(vii) Any other actual delay caused by Tenant or its agents.

Notwithstanding the foregoing, Landlord shall provide written notice to Tenant stating that a Tenant Delay is being caused by Tenant or Tenant Construction Parties and if Tenant ceases or causes cessation of the action creating the delay, within twenty-hour (24) hours following Tenant's receipt of Landlord's notice, it shall be deemed that no Tenant Delay has occurred.

9. Substantial Completion; Punch List.

9.1 The "Substantial Completion" of the Improvements shall be deemed to occur on the date on which: (i) Landlord delivers to Tenant an architect's notice of substantial completion, or similar written notice that the Improvements are substantially complete; (ii) Landlord delivers possession of the Expansion Space with the Improvements completed and fully functional (notwithstanding the fact that Tenant's personal property, equipment, racking, trade fixtures, phone system, cabling, etc., may or may not be installed), except for minor incomplete items with the Improvements which do not interfere with Tenant's occupancy and use of the Expansion Space and the functionality of the Expansion Space including all systems servicing the Expansion Space; (iii) a temporary certificate of occupancy (or a reasonable equivalent such as a building permit-card sign off from a building inspector) is issued for the Expansion Space; or (iv) the date that any of the conditions described in the above clauses (i) through (iii) would have occurred were it not for Tenant Delays. The existence of Punch List Items referred to in Paragraph 9.2 below shall not impact the determination of Substantial Completion. Notwithstanding the foregoing, for purposes of determining "Substantial Completion", in the event of a Landlord Generator Installation, only the status of the Generator Pad (as defined in Schedule 1 attached hereto) shall be considered, and not any other portion of the Landlord Generator Installation, including, without limitation, the status of procuring and/or installing Tenant's Generator; provided, however, Landlord shall still remain obligated to use commercially reasonable efforts to diligently complete the Landlord Generator Installation, even after Substantial Completion of the Improvements is deemed to have occurred.

9.2 Upon Substantial Completion, Tenant, Landlord and Landlord's architect shall jointly conduct a walk-through of the Improvements and shall jointly prepare a punch list ("Punch List") of items needing additional work ("Punch List Items"); provided, however, the Punch List shall be limited to items which are required by the Final Plans and any other changes agreed to by the parties. Landlord shall coordinate with Tenant to schedule dates and times for the Punch List Items to be performed, and shall diligently cause the Punch List Items to be completed. Punch List items shall be defined as items which are of such a nature that they will not materially and adversely interfere with Tenant's ability to commence its business operations from the Expansion Space and/or continue its business operations from the Original Premises. Notwithstanding the foregoing, Landlord hereby agrees to use commercially reasonable efforts not to materially and adversely interfere with Tenant's business operations and use by Tenant of the Premises for the uses permitted under the Lease during the performance of the Punch List Items.

9.3 Landlord shall provide, at no charge to Tenant, electricity, water and washroom usage during the construction of the Tenant Improvements. Tenant, at no charge to Tenant, shall also have the right to park and create

a "staging area" as needed outside the Building without interfering with Landlord's construction of the Improvements.

EXHIBIT C

GENERATOR PAD


GENERATOR LOCATION
EXISTING BUILDING 794,447 SF
BUILDING EXPANSION 736,473 SF
PERRIS VALLEY STORM DRAIN
PERRIS BLVD
INDIAN STREET


BACKUP GENERATOR
10' X 14' CONCRETE PAD